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Exhibit 99.

Greenville, South Carolina (January 18, 2005) - KEMET Corporation (NYSE: KEM) announced that it has filed a lawsuit against AVX Corporation (NYSE: AVX) in the South Carolina Court of Common Pleas to protect trade secrets relating to the development and manufacture of tantalum polymer capacitors. KEMET has been manufacturing these advanced components since 1999, and they now constitute the fastest growing segment of the tantalum capacitor market.

In the lawsuit, KEMET alleges that AVX had access to KEMET's trade secrets after hiring a KEMET scientist working in KEMET's Technology group. The suit alleges that through this scientist, certain KEMET trade secrets related to tantalum polymer capacitor manufacturing were acquired by AVX, which has recently introduced similar products on a commercial basis.

KEMET seeks judgment against AVX for actual and exemplary damages, attorney's fees, and injunctive relief to eliminate any commercial advantage that otherwise would be derived by AVX from the misappropriation of KEMET trade secrets.

About KEMET

KEMET Corporation is a preferred supplier of standardized components to the world's most demanding customers of quality, delivery, and service. KEMET's common stock is listed on The New
York Stock Exchange under the symbol KEM. Additional information can be found at http://www.KEMET.com/ir.